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                       WILSON SONSINI GOODRICH & ROSATI
                           PROFESSIONAL CORPORATION

                              650 PAGE MILL ROAD
                               JOHN ARNOT WILSON
                                    RETIRED
                       PALO ALTO, CALIFORNIA 94304-1050
                TELEPHONE 415-493-9300   FACSIMILE 415-493-6811

                               February 27, 1997

VIA ELECTRONIC SUBMISSION
-------------------------

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, DC 20549

        Re:  Integrated Process Equipment Corp.
             Request for Withdrawal of
             Registration Statement on Form S-3 (File No. 333-22295)
             -------------------------------------------------------

Dear Ladies and Gentlemen:

    On behalf of Integrated Process Equipment Corp., a Delaware corporation (the "Company"), and pursuant to the instructions of the Commission's staff, the Company hereby requests that its Registration Statement (File No. 333-22295) on Form S-3 filed with the Commission on February 24, 1997 be withdrawn.

    Please do not hesitate to contact me at (415) 354-4251 with any questions you may have regarding the Registration Statement.

                                       Very truly yours,

                                       WILSON SONSINI GOODRICH & ROSATI
                                       Professional Corporation

                                       /s/ Yoichiro Taku

                                       Yoichiro Taku